UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01    Other Events.

Closing of Registered Direct Offering

On April 17, 2015, Synthesis Energy Systems, Inc. (the “Company”) closed its previously announced offering of 12,000,000 shares of our common stock, par value $0.01 per share (“Shares”).

As compensation for its services, the Company will pay to the Placement Agent a cash fee of $420,000 (representing an aggregate fee equal to 6% on the aggregate gross proceeds in this offering, but a fee of only 3% on the aggregate gross proceeds introduced by the lead investor in the offering). We have also agreed to reimburse certain expenses of the Placement Agent up to $25,000.

The net offering proceeds to the Company from the sale of the Shares, after deducting the placement agent’s fee and associated costs and expenses, is estimated to be $11.4 million.

On April 20, 2015, the Company issued a press release announcing the closing of the offering. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

NASDAQ Compliance

The Company announced on April 15, 2015 that it has received notification from The NASDAQ Stock Market that it has regained compliance to maintain the listing of its common stock on the NASDAQ Global Market. A copy of the press release is filed as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated April 20, 2015 regarding the closing of the registered direct offering.

99.2	Press Release dated April 15, 2015 regarding regaining compliance with the NASDAQ listing requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: April 20, 2015	/s/ Robert Rigdon
Robert Rigdon President and Chief Executive Officer

Exhibit Index

99.1	Press Release dated April 20, 2015 regarding the closing of the registered direct offering.

99.2	Press Release dated April 15, 2015 regarding regaining compliance with the NASDAQ listing requirements.